EXHIBIT 99.1

International Rectifier Announces Stockholder Approval of Merger with Infineon Technologies AG

EL SEGUNDO, CA — November 4, 2014 — At a special meeting held today, the stockholders of International Rectifier Corporation (NYSE:IRF) overwhelmingly approved the Company’s proposed merger with Infineon Technologies AG.  Approximately 99.50% of the votes cast at the special meeting of the Company’s stockholders voted in favor of the approval and adoption of the Merger Agreement, which represented approximately 84.03% of the total outstanding shares of the Company’s common stock.

The transaction is progressing and subject to the satisfaction or waiver of the remaining closing conditions contained in the Merger Agreement, including remaining regulatory approvals, the merger is currently expected to close late in the calendar year 2014 or early in the calendar year 2015.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements

This document includes statements that constitute “forward-looking statements”, which may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties concerning Infineon Technologies AG’s (“IFX”) proposed acquisition of International Rectifier Corporation and actual results and events could differ materially from what presently is expected. The potential risks and uncertainties include the possibility that the transaction will not close or that the closing may be delayed; the possibility that the conditions to the closing of the transaction may not be satisfied; the risk that competing offers will be made; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; general economic conditions; conditions in the markets IFX and International Rectifier are engaged in; behavior of customers, suppliers and competitors (including their reaction to the transaction); and specific risk factors discussed in other releases and public filings made by International Rectifier Corporation (including its filings with the Securities and Exchange Commission (“SEC”)). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

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Company contacts:
Investors:	Media:
Chris Toth	Sian Cummins
310.252.7731	310.252.7148